Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated May 6, 2004, except for Notes D and E, as to which the dates are May 10, 2004 and May 27, 2004, respectively, and May 14, 2002 relating to the financial statements, which appear in Niagara Mohawk Power Corporation’s Annual Report on Form 10-K/A for the year ended March 31, 2004.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
November 17, 2004